Exhibit 10.3



               PERKIN ELMER/NEWCO LICENSE AND SUBLICENSE AGREEMENT


Effective Date:                                      December 7, 1999

PARTIES:

Newco                                                ("Newco")
a Minnesota corporation
1419 Energy Park Drive
Saint Paul, Minnesota 55108

The Perkin Elmer Corporation                         ("PE")
a New York corporation
761 Main Avenue
Norwalk, Connecticut 06589-0001


RECITALS:


A. Quantech Ltd., a Minnesota Company ("Quantech") and PE are parties to (i) a certain agreement with an effective date of 16 December, 1997, as amended by the Amendment to License Agreements dated November 4, 1999 and by the Second Amendment to License Agreement dated of even date herewith (the "Quantech License Agreement"), pursuant to which, among other things, Quantech granted to PE a license under the Serono Technology and Quantech Intellectual Property, and
(ii) the Perkin Elmer/Quantech License Agreement with an effective date of 29 June 1998, as amended by the Amendment to License Agreements dated November 4, 1999 and by the Second Amendment to License Agreement dated of even date herewith, pursuant to which, among other things, PE granted a license to certain PE technology described in a patent application entitled "Surface Plasmon Array System" (the "PE License Agreement").

B. PE wishes to grant to Newco a (i) sublicense to the technology and patent rights (generally termed SPR Technology) that Quantech licensed to PE pursuant to the Quantech License Agreement, and (ii) a license to the PE technology (as described in US provisional patent application no. 60/069,356, entitled "Surface Plasmon Array System") for use in all fields, except Medical Diagnostics which is provided to Quantech in the PE License Agreement (the "PE Technology"), that Newco will use in conjunction with the SPR Technology that is the subject of the sublicense described above.

C. Newco desires to acquire such a license and sublicense from PE to enable it to make, use and sell devices incorporating the PE and SPR Technology licensed and sublicensed to Newco pursuant to this Agreement.


The Parties therefore agree as follows:

1.       DEFINITIONS

         As used herein, the following words shall have the designated meanings:

         1.1. "Affiliate" means a Person whom, directly or indirectly, controls, is controlled by, or is under common control with the specified entity.

         1.2. "Calendar Quarter" means each three-month period ending March 31, June 30, September 30 and December 31.

         1.3. "Consumable" means parts incorporating or designed to utilize grating-coupled SPR Technology on which chemical analysis is conducted. It is to be understood that Consumables shall not include any instrument necessary for conducting the chemical analysis.

         1.4. "Instrument" means read-out instruments incorporating or designed to utilize SPR Technology or PE Technology, which are used to conduct chemical analysis.

         1.5. "Joint Invention" means any invention made jointly by at least one employee or Assignor of each party. Assignors are defined as non-employees who are required to assign inventions to a party.

         1.6 "Joint Licensed Consumable" means any Consumable that is a Licensed Consumable and a Quantech Licensed Consumable.

         1.7 "Joint Technology Royalty-Bearing Instrument" means any Instrument that is a Royalty-Bearing Instrument and a Quantech Royalty-Bearing Instrument.

         1.8 "Licensed Products" means any Licensed Consumable or Licensed Instrument.

         1.9 "Licensed Consumable" means any Consumable which employs grating-coupled SPR Technology and (i) but for the license granted herein, the manufacture, use or sale of which would infringe any Patent Rights; or (ii) is produced through the use of or otherwise incorporates PE Confidential Information which has been disclosed to Newco in furtherance of the present Agreement.

         1.10 "Licensed Instrument" means any Instrument which employs grating-coupled SPR Technology and (i) but for the license granted herein, the manufacture, use or sale of which would infringe any Patent Rights; or (ii) is produced through the use of or otherwise incorporates PE Confidential Information which has been disclosed to Newco in furtherance of the present Agreement.

         1.11 "Medical Diagnostics" means those fields, applications and products which: (i) under current laws and regulations as of the Effective Date, require United States Food and Drug Administration approval for sale or distribution or would require such approval if the application or product incorporating the application or field were to be sold in the United States; and/or (ii) are useful in veterinary medicine for the treatment of animals.

         1.12 "Net Sales" means Newco's gross receipts from sales of Licensed Products, less actual transportation costs, taxes, and credits for returns.

         1.13 "Patent Rights" means claims which provide or which, upon issuance, would provide a right to sue infringers and which result or are derived from, or claim priority from, US provisional patent application no. 60/069,356, entitled "Surface Plasmon Array System" (the "Provisional Patent Application"), together with any continuations, continuations-in-part relating to substantially the same subject matter as the Provisional Patent Application, divisions, reissues and/or extensions thereof and any foreign counterparts to that claim priority from such patents and applications, including any US or foreign patents which may issue on any such application.

         1.14 "PE Confidential Information" means all PE Technology disclosed to Newco under the PE License Agreement or this Agreement, but excluding any information which i) is generally available to the public or becomes generally available to the public through no act or failure to act of Newco, or ii) Newco can demonstrate it possessed prior to PE's disclosure thereof to Newco.

         1.15 "PE Intellectual Property" means PE's proprietary information as described in the Provisional Patent Application.

         1.16 "PE Aggregate Licensed Technology" means technology and patent rights licensed or sublicensed to Newco pursuant to this Agreement, namely, PE Technology and PE Intellectual Property (licensed to Newco under Section 2.1 of this Agreement) and Serono Technology and Quantech Intellectual Property, as defined in the Quantech License Agreement (which are sublicensed to Newco under Section 2.2 of this Agreement).

         1.17 "PE Technology" means the Patent Rights and the PE Intellectual Property, together with all information provided by PE to Newco relating thereto.

         1.18 "Person" shall mean any natural person, corporation, partnership, trust, joint venture or other entity.

         1.19 "Newco Confidential Information" means all Newco Intellectual Property disclosed to PE under this Agreement, but excluding any information which i) is generally available to the public or becomes generally available to the public through no act or failure to act of PE, or ii) PE can demonstrate it possessed prior to Newco's disclosure thereof to PE.

         1.20 "Newco Intellectual Property" means Newco's proprietary information (including, but not limited to, data, substances, processes, materials, formulae, know how, trade secrets, computer programs, software, firmware, and inventions) relating to grating-coupled SPR Technology which exists as of the Effective Date of this Agreement or which Newco develops or in which Newco acquires an interest during the term of this Agreement.

         1.21     "Newco License" means those licenses granted by PE to Newco in
                  Section 2 below.

         1.22 "Newco Sublicensee" means a third party to which Newco has granted a sublicense under Section 2 to manufacture Licensed Products and/or Quantech Licensed Products and to sell such manufactured Licensed Products and/or Quantech Licensed Products to a party other than Newco.

         1.23 "Newco Sublicensee Royalties" means all monies received by Newco from a Newco Sublicensee under an agreement sublicensing the rights granted to Newco in this Agreement, less any monies received from the Newco Sublicensee solely to compensate Newco for research or consulting services.

         1.24 "Quantech Licensed Consumable" has the same meaning as "Licensed Consumable" in the Quantech License Agreement.

         1.25 "Quantech Licensed Product" has the same meaning as "Licensed Product" in the Quantech License Agreement.

         1.26 "Quantech Royalty-Bearing Instrument" has the same meaning as "Royalty-Bearing Instrument" in the Quantech License Agreement.

         1.27 "Royalty Year" means a calendar year except for the first Royalty Year shall be that period of time between the Effective Date of this Agreement and 31 December 1999.

         1.28 "Royalty-Bearing Instrument" means any Licensed Instrument which does not utilize a new Consumable for each sample. In the case of an instrument that combines licensed and unlicensed technologies, the royalty shall apply uniquely to the detector portion of the instrument and royalties will be paid only if such detector contains SPR or PE Technology. The detector includes a grating-coupled SPR, optics, and a sample holder.

         1.29     "SPR" means surface plasmon resonance.

         1.30 "SPR Technology" means the use of thin conductive films on a surface or surfaces of a grating or other diffracting substrate to conduct chemical analysis.

         1.31 "Sublicense Royalties" means all monies received by Newco from a third party to which Newco has granted a sublicense or other rights to manufacture Licensed Products or Quantech Licensed Products and to sell such Licensed Products or Quantech Licensed Products to a party other than Newco.

         1.32      "Territory" means the world.

         1.33 "Total Royalties" means the sum of the Consumable Royalties, Instrument Royalties and Sublicense Royalties defined in
                  Section 4.1 of this Agreement.

2.       LICENSE and Sublicense TO NEWCO

         2.1. Newco License. Subject to the terms and conditions of this Agreement, PE hereby grants to Newco an exclusive license (the "Newco License") under the PE Technology and PE Intellectual Property upon the terms and conditions of this Agreement to make, have made for it, use, and sell Licensed Products throughout the Territory for use in all fields except Medical Diagnostics.


         2.2. Newco Sublicense. Subject to the terms and conditions of this Agreement, PE hereby grants to Newco an exclusive, including as to PE, sublicense (the "NEWCO Sublicense") to all of the rights and technology to which PE has exclusive rights, and which constitute the "Exclusive PE License", under the Quantech License Agreement.



         2.3. Newco's Right to Sublicense. Newco shall have the right to sublicense its rights under the Newco License and Newco Sublicense, provided that no such sublicense shall be granted unless PEhas first approved the terms of the sublicense agreement, which approval shall not be withheld unreasonably.



         2.4. Consideration of License and Sublicense. In consideration for providing to Newco the License and Sublicense, and for other good and valuable consideration, the receipt of which is hereby acknowledged, NEWCO will issue to PE 199,999 shares of fully authorized and non-assessable Newco Common Stock, no par value. Newco represents and warrants that Quantech is and shall be as of the date of the issuance of such shares to PE the only other shareholder of Newco, and that Quantech's total share ownership of Newco is and at such time will be 800,001 shares of Common Stock.

3.       TECHNICAL ASSISTANCE

         3.1 Technical Assistance to Newco. Within thirty (30) days after the effective date of this Agreement, PE shall deliver to Newco such documentation as is then reasonably available reflecting the PE Technology and the PE Intellectual Property.

         3.2 Ownership of Inventions. Each party shall own an undivided one-half interest in Joint Inventions. Each inventor shall assign all rights in a Joint Invention to PE and PE shall assign (and hereby does assign) an undivided one-half interest in each such Joint Invention to Newco. If either party deems it appropriate, the parties shall retain mutually acceptable patent counsel to render an opinion as to the patentability of a Joint Invention and to prepare, file, and prosecute such patent applications as may reasonably be required to provide protection for such Joint Inventions. With respect to Joint Inventions, PE shall not grant any license under its rights therein to any third party to make, have made, use or sell Medical Diagnostics and Newco shall not grant any license under its rights therein to any third party to make, have made, use or sell products which are not Medical Diagnostics. Should either party choose to bring suit for infringement by a third party of any patent in a Joint Invention, the party bringing suit shall have the right to join the other party as a party to the suit to the extent required by law, provided the party bringing suit must indemnify, defend and hold the other party harmless against any costs, fees, damages, liabilities or other expenses relating thereto. The parties agree to execute and exchange upon request such documents as may be necessary or desirable to carry out the provisions of this Section 3.2.

4.       ROYALTIES AND REPORTS

         4.1. Royalties. Newco shall pay Total Royalties on sales of Licensed Products as follows:

                  a) Newco shall pay to PE Consumable Royalties of 4% of Newco's Net Sales of Licensed Consumables, 4% of Newco's Net Sales of Quantech Licensed Consumables, and 6% of Newco's Net Sales of Joint Licensed Consumables. Newco shall pay such Consumable Royalties for Licensed Consumables disclosed in the Provisional Patent Application and claimed in any other patent application giving rise to Patent

                           Rights; provided, however, that if no patent claiming priority from the Provisional Patent Application actually issues in the United States, Japan or the European Patent Office within the first three Royalty Years, the Consumable Royalty shall be reduced to 2% of Licensed Consumables and 4% of Joint Licensed Consumables of Newco's Net Sales until such date as PE notifies Newco in writing that such a patent has been issued by at least one of the United States, Japan and the European Patent Office. On any such date, the Consumable Royalties on any Licensed Consumable falling within the scope of any claim of such issued patent shall again be 4% and 6% of Newco's Net Sales of Licensed Consumables and Joint Licensed Consumables, respectively.

                  b) Newco shall pay to PE Instrument Royalties of 2% of Newco's Net Sales of Royalty-Bearing Instruments, 2% of Newco's Net Sales of Quantech Royalty-Bearing Instruments, and 3% of Net Sales of Joint Technology Royalty-Bearing Instruments. Newco shall pay such Instrument Royalties for Royalty-Bearing Instruments disclosed in the Provisional Patent Application and claimed in any other patent application giving rise to Patent Rights; provided, however, that if no patent claiming priority from the Provisional Patent Application actually issues in the United States, Japan or the European Patent Office within the first three Royalty Years, the Instrument Royalty shall be reduced to 1% of Royalty-Bearing Instruments and 2% of Net Sales of Joint Technology Royalty-Bearing Instruments of Newco's Net Sales until such date as PE notifies Newco in writing that such a patent has been issued by at least one of the United States, Japan and the European Patent Office. On any such date, the Instrument Royalties on any Royalty-Bearing Instruments falling within the scope of any claim of such issued patent shall again be 2% of Newco's Net Sales of Royalty-Bearing Instruments and 3% of Net Sales of Joint Technology Royalty-Bearing Instruments.

                  c) Newco shall pay Sublicense Royalties of 15% of all Newco Sublicensee Royalties.

                  d)       Notwithstanding the foregoing provisions of this
                           Section 4.1, no royalties shall be payable to PE under Sections 4.1(a), 4.1(b) or 4.1(c) for any of the first three million US dollars ($3,000,000) in sales by Newco or Newco Sublicensees of products with respect to which royalties or Sublicense Royalties are payable pursuant to this agreement, but royalties and Sublicense Royalties shall be payable for all sales in excess of such first three million US dollars ($3,000,000). For the purposes of this
                           Section 4(d), each sale of any such product shall be deemed to be for an amount equal to the higher of the actual price received by Newco from its customer (whether an end user customer or a distributor) or Newco's US list retail sales price of the product from time to time in effect. The value of sales by Sublicensees shall be deemed to be the sales on which royalties are paid to Newco.

                  e)       Also notwithstanding the foregoing provisions of this
                           Section 4.1, in the event that EG&G has not requested on or before February 1, 2000, pursuant to Section
                           11.3 of this Agreement, to sublicense exclusively all of the rights and technology licensed to Newco pursuant to Sections 2.1 and 2.2 of this Agreement in the fields of (i) food and beverages, (ii) environmental and (iii) chemical and industrial (collectively, the "EG&G Fields"), and such rights are not sublicensed to EG&G, then Newco shall be relieved of its obligations to pay royalties to PE for License Products sold exclusively for use in one or more EG&G Fields, and, instead of paying such royalties to PE, Newco shall pay the royalties otherwise due PE directly to Quantech.

         4.2 Status Reports. If Newco shall not have begun selling Licensed Products by December 31, 2000, at the end of each Calendar Quarter thereafter Newco shall deliver to PE and Quantech a Statement of Intent signed by a duly authorized employee of Newco (initially Gregory Freitag) stating that Newco is continuing to pursue research and development efforts with an intent to commercialize, or is continuing commercialization of, Licensed Products. The obligation to provide such quarterly Statements of Intent shall terminate upon the earlier of the sale of the first Licensed Product or payment of the first royalty payment under Section 4.1. If Newco shall fail to timely deliver a Statement of Intent, PE may notify Newco of this failure. If Newco fails to deliver the Statement of Intent within one month of PE's notice, Newco's license rights granted in Section 2 shall immediately terminate, and all of Newco's right, title and interest in and to Newco Intellectual Property, and instrumentation, breadboards and other equipment relating to or incorporating Newco Intellectual Property, and physical possession thereof, will be transferred and turned over to PE in its then "as is" condition. Notwithstanding anything to the contrary contained herein, it will be deemed an immediate failure to provide a status report in the event of the entry of a decree or order for relief by a court having jurisdiction over Newco in an involuntary case under the federal bankruptcy laws, or such similar laws of any other country as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Newco or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days, or the commencement by Newco of a voluntary case under the federal bankruptcy laws, or such similar laws of any other country as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of Newco or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Newco generally to pay its debts as such debts become due, or the taking of action by Newco in furtherance of any of the foregoing."

         4.3 Reports and Payments. Within thirty (30) days after the end of each Calendar Quarter, Newco shall provide PE with a written report itemizing the number of Licensed Consumables and the number of Licensed Instruments sold, the Net Sales price of each Licensed Product and a calculation of the Royalty for such Calendar Quarter. PE shall respond in writing to confirm agreement with reported sales and proposed payments which will cause Newco to pay the entire Total Royalties to PE within 30 days.

         4.4 Records. Newco agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by Newco to be determined and verified. Such records for a particular calendar year shall be retained by Newco for a period consistent with its then corporate record retention policy.

         4.5 Audit of Records. Upon reasonable notice and during regular business hours, Newco shall make available such records for audit by an independent accountant selected by PE to verify the accuracy of the reports provided to PE. Such audits shall be at the expense of PE, provided, however, that if any such audit reveals underpayment of royalties by the greater of $50,000 or 10% then Newco shall pay the cost of such audit.

5.       TERM AND TERMINATION

         5.1. Term. Unless license rights are otherwise terminated under provisions of this Article 5, royalties owed pursuant to this Agreement shall continue for twenty years from the execution of this Agreement or until the expiration of all Patent Rights, whichever is later, after which the Newco License shall be deemed fully paid-up.

         5.2. Termination. If either party breaches any of the material terms, conditions or agreements of this Agreement, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the other party cures the specified breach within such thirty (30) day period, or, in the case of breaches not reasonably curable within such thirty (30) days, if such party commences the cure thereof within such thirty (30) days and diligently thereafter prosecutes such cure.

         5.3. Survival. Without limitation, termination of this Agreement shall not relieve Newco from its obligation to make all royalty payments and reports, including a terminal report, provided for herein. PE shall have the right to make a final audit within 60 days after receiving Newco's terminal report.

         5.4. Sale of Inventory. Upon termination of the Licenses pursuant to Section 5.2, Newco shall cease production of Licensed Products. Newco shall be permitted to sell its inventory of Licensed Products, and shall provide PE with a terminal royalty report within 30 days after the last such sale of Licensed Products.

         5.5. Sublicenses. Termination of this Agreement shall cause sublicenses granted hereunder to revert to PE.

         5.6. End-User Licenses. Any license to end users will remain in effect upon termination of this agreement and at no additional payment by the end user.

         5.7 Transfer of Certain Property Upon Termination. Upon any termination of this Agreement, except solely a termination by reason of a breach by PE, all of Newco's right, title and interest in and to Newco Intellectual Property, and instrumentation, breadboards and other equipment relating to or incorporating Newco Intellectual Property, and physical possession thereof, will be transferred and turned over to PE in its then "as is" condition.

6.       CONFIDENTIALITY

         6.1. Intellectual Property. The parties acknowledge that the PE Confidential Information and the Newco Confidential Information are proprietary and confidential. The parties respectively agree, therefore, to make all commercially reasonable efforts to preserve the confidentiality of such information. Notwithstanding the foregoing, a party may disclose such information as follows:

                  a) If disclosure is required by any applicable government agency, regulation, or statute; however, the other party shall be notified in time to permit it to obtain a protective order with respect to such Confidential Information; or

                  b) If prior written consent is obtained from the other party.

         6.2. Disclosure of Agreement. Neither party may make any public announcement regarding this Agreement or otherwise disclose the terms of this Agreement without the prior approval of the other party except as required by law.

7.       NEWCO'S REPRESENTATIONS, WARRANTIES and AGREEMENTS

         7.1. Right to Grant License. Newco represents and warrants to PE that it has the full and unrestricted right to enter into this Agreement.

         7.2. Product Liability. Newco hereby agrees to indemnify, defend and hold PE harmless from and against any and all claims, actions, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees, in connection with any product liability claims arising in connection with this License Agreement or any Licensed Products or other products Newco manufactures, has manufactured, uses or sells hereunder.

         7.3. Limitation of Representations. Nothing in this Agreement shall be construed as (i) a warranty or representation by Newco that any Licensed Product or any process practiced under the PE License does not infringe any patents of third persons; or
                  (ii) a requirement that Newco file any patent application, secure any patent, maintain any patent in force, or bring or prosecute actions or suits against third parties for infringement of any patent; or (iii) granting by implication, estoppel, or otherwise any license other than that specifically granted herein.

         7.4. DISCLAIMER OF WARRANTIES. THE WARRANTY SET FORTH ABOVE IS PROVIDED ONLY TO PE AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY NEWCO WITH RESPECT TO THE LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. NO AGENT, EMPLOYEE OR REPRESENTATIVE OF NEWCO HAS ANY AUTHORITY TO BIND PE TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AS STATED IN THIS WRITTEN WARRANTY POLICY.

8.       PE's REPRESENTATIONS AND WARRANTIES

         8.1. Right to Grant License. PE represents and warrants to Newco that it has the full and unrestricted right to enter into this Agreement and to grant the licenses set forth in Section 2.

         8.2. Product Liability. PE hereby agrees to indemnify, defend and hold Newco harmless from and against any and all claims, actions, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees, in connection with any product liability claims arising in connection with this License Agreement or any Licensed Products PE manufactures, has manufactured, uses or sells hereunder.

         8.3. Limitation of Representations. Nothing in this Agreement shall be construed as (i) a warranty or representation by PE as to the validity or scope of any Patent Rights or that any Licensed Product or any process practiced under any license or sublicense granted in this Agreement does not infringe any patents of third persons; or (ii) a requirement that PE file any patent application, secure any patent, maintain any patent in force, or bring or prosecute actions or suits against third parties for infringement of any patent; or (iii) granting by implication, estoppel, or otherwise any license other than that specifically granted herein.

         8.4. DISCLAIMER OF WARRANTIES. THE WARRANTY SET FORTH ABOVE IS PROVIDED ONLY TO NEWCO AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY PE, WITH RESPECT TO THE PATENT RIGHTS, PE KNOW-HOW OR ANY LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. NO AGENT, EMPLOYEE OR REPRESENTATIVE OF PE HAS ANY AUTHORITY TO BIND PE TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AS STATED IN THIS WRITTEN WARRANTY POLICY.

9.       LITIGATION

         9.1. Charges of Newco Infringement. If notice is received by either party charging that any Licensed Product(s) made by, made for, used by or sold by Newco infringes any patent, copyright, trade secret, intellectual property, or other proprietary right of such third party, the party receiving such notice will promptly notify the other party to this Agreement. Newco and PE agree to enter into discussions, and where necessary, to work out, if possible, a mutually acceptable change in such Licensed Product(s) to avoid such alleged infringement. If no such mutually satisfactory change can be worked out, Newco and PE agree to collaborate and enter into discussions with such third party for the purpose of negotiating a settlement. If no settlement can be agreed upon, Newco shall have the right but not the obligation to defend any suit for infringement brought against it by the third party. If Newco shall elect not to defend such an infringement suit, Newco shall promptly notify PE to that effect and PE shall thereafter have the right but not the obligation to defend the suit.

         9.2. Charges of Third Party Infringement. If either party knows or has reason to believe that any rights in any Joint Invention or any rights under the Patent Rights, Newco Intellectual Property or PE Intellectual Property licensed hereunder is being infringed directly, by inducement, or contributorily by a third party, the party possessing such knowledge or belief shall promptly notify the other party thereof. PE shall have the first right to commence judicial proceedings for its own benefit to attempt to stop such infringement but shall not be obligated to do so. If, within one hundred eighty (180) days after first obtaining such knowledge or belief concerning infringement, PE has failed either to stop such infringement or to initiate judicial proceedings, or if PE in writing so authorizes Newco, Newco shall have the right to initiate for its own benefit such judicial proceedings in its own name provided, however, that Newco shall indemnify, defend and hold PE harmless against any costs, fees, damages, liabilities or other expenses relating thereto. The party initiating judicial proceedings shall be entitled to retain any award resulting therefrom.

         9.3. Validity and Construction. If a judgment or decree is entered in any proceeding in which the validity or infringement of any claim of any Patent Rights is in issue, which judgment or decree is not appealed or further appealable (such judgment or decree being hereinafter referred to as an "Irrevocable Judgment"), the validity of and/or construction placed upon any such claim by the Irrevocable Judgment shall thereafter be followed. If there are two or more conflicting Irrevocable Judgments with respect to the same claim, the decision of the higher court shall be followed. If an Irrevocable Judgment holds one or more of the Patent Rights or any claims thereof to be invalid or unenforceable, Newco hereby agrees, in consideration of its freedom to make, use and sell Licensed Products prior to such Irrevocable Judgment without fear of suit by PE, and of PE's refraining from bringing suit against Newco for infringement, and regardless of whatever action Newco might take subsequent to such Irrevocable Judgment, that it shall not be entitled to the retention or return of any royalties, Deficiency Payment or Minimum Royalty Payment payable or paid by Newco to PE hereunder prior to the date of such Irrevocable Judgment.

10.      MISCELLANEOUS PROVISIONS

         10.1. Trademarks. Nothing in this Agreement shall be deemed to grant either party any right to use any trademark owned by the other party in connection with the sales of the party's products.

         10.2. Marking. Newco shall use all commercially reasonable efforts to see to it that all Licensed products sold shall be appropriately marked with the applicable patent number(s) of the Patent Rights, in conformity with applicable law.

         10.3. LIMITATION OF REMEDIES. PE SHALL HAVE NO LIABILITY TO ANY PERSON FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY OR CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOST PROFITS OR LOST BUSINESS OPPORTUNITY.

         10.4. Survival. All of the representations, warranties, and indemnifications made in this Agreement and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including the obligations of confidentiality, shall survive such termination and continue thereafter in full force and effect.

         10.5. Complete Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments or writings regarding such subject matter, including the December Agreement.

         10.6. Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

         10.7. Applicable Law. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of New York.

         10.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns, provided that, except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party, which consent shall not be unreasonably withheld.

         10.9. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivery to the other party.

         10.10. Titles and Headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         10.11. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.12. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given, when received, if personally delivered or delivered by telegram, telex or facsimile, or, when deposited, if placed in the U.S. Mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the addresses set forth on the first page of this Agreement. Addresses may be changed by written notice given pursuant to the provisions of this paragraph; however, any such notice shall not be effective, if mailed, until five (5) working days after depositing in the U.S. Mails or when actually received, whichever occurs first.

         10.13. Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

         10.14. Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.


11.      ADDITIONAL AGREEMENTS

         11.1 Reports to PE. Newco shall inform PE from time to time at PE's request made no more often than one each calendar month unless Newco otherwise agrees, in such level of detail as PE may from time to time specify, of any and all of research and development activities undertaken or carried out and developments and progress made in developing technology or conceiving new inventions, or applying technology or inventions to products and potential products, by or under the direction of Newco during the immediately preceding month, and generally keeping PE up to date on the financial state and the business and technological affairs and progress of Newco. All such information will be deemed confidential information of Newco, except to the extent it is generally available to the public or becomes generally available to the pubic through no act or failure to act of PE, or PE can demonstrate it possessed prior to Newco's disclosure to PE. Such reports will be oral, unless otherwise requested by PE. Newco shall also make a senior officer knowledgeable about Newco's research and development efforts and technical research reasonably available to PE to respond to inquiries from PE about technical research and development activities. Such officer, and his designees, shall respond to PE reasonable inquires made from time to time by PE.

         11.2 Right of First Negotiation. During the five (5) year period commencing with the date of this agreement, Newco shall not grant any rights in or to any PE Aggregate Licensed Technology to any third party, or enter into any agreement or arrangement with any third party for the manufacture, use, sale or other distribution of any product that incorporates or uses, or was manufactured using, any PE Aggregate Licensed Technology or the manufacture, use or sale of which would constitute, but for the license granted to Newco pursuant to this Agreement, an infringement of a claim of Patent Rights or "Patent Rights" as defined in the Quantech License Agreement, or make a proposal or enter into a letter or intent setting forth possible terms or conditions as to any such grant, agreement or arrangement, without first notifying PE in writing of the proposed grant, agreement or arrangement (a "Proposed Agreement Notice") and, if PE notifies Newco in writing within forty five (45) days of its receipt of such notice from Newco that it desires to negotiate with Newco regarding the grant of such rights or entering into such an agreement or arrangement, entering into negotiations with PE with respect to the grant of such rights to or the entering into such an arrangement or agreement with PE. Each Proposed Agreement Notice will describe the proposed grant, agreement or arrangement in reasonable detail. Newco agrees that it will not grant any rights described in a Proposed Agreement Notice to any third party, or enter into any agreement or other arrangement described in such notice, with a third party except during the 180 day period commencing 60 days after the receipt by PE of such notice and ending 240 days after the date of such receipt (a "Third Party Agreement Period"). If the grant of rights is not made, or such agreement or arrangement not entered into, within said 180 day period, the rights contained herein shall be reinstated as to all future grants of rights, agreements or arrangements covering any of the prospective grants, agreements or arrangements described in the Proposed Agreement Notice. Nothing herein contained shall be deemed to prevent Newco from discussing possible terms of any such proposed grant of rights, agreement or arrangement with a third party, provided that Newco does not make a proposal, enter into a letter of intent or execute a binding agreement with respect thereto except during the Third Party Agreement Period applicable thereto. As used herein the term "third party" includes, without limitation, any direct or indirect parent company, direct or indirect subsidiary or any affiliate of Newco, except solely PE.

         11.3 Right of Sublicense to EG&G. Notwithstanding anything contained in this Agreement to the contrary, to enable the implementation of agreements in principle entered into between Quantech, PE and EG&G, Inc. in connection with the sale of PE's Analytical Instruments Division to EG&G, Newco shall have the right, if requested by EG&G on or before February 1, 2000, to sublicense exclusively (even as to Newco) to EG&G all of the rights and technology licensed to Newco pursuant to Sections 2.1 and 2.2 of this Agreement in the fields of (i) food and beverages, (ii) environmental and (iii) chemical and industrial, but not in any other field, to make, have made for it, use, and sell Licensed Products and Quantech Licensed Products throughout the Territory in such fields. Newco agrees that it shall only grant such rights and technology to EG&G pursuant to a sublicense agreement substantially similar in all substantive respects to the Quantech License Agreement that has been approved in advance by PE, and that Newco shall not permit any amendment to such sublicense agreement without the consent of PE. In the event that EG&G does not request such sublicense on or before February 1, 2000, Newco shall be under no obligation to sublicense any such rights and technology to EG&G.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate to each, effective as of the date first above written.


Newco Ltd.                                   The Perkin-Elmer Corporation


By:_______________________________________   By:_______________________________
   Gregory Freitag, President and Secretary  Name:_____________________________

                                             Title:____________________________